Filed pursuant to Rule 433
Registration Statement No. 333-131266
Relating to Preliminary Terms No. 146
dated November 22, 2006

GLOBAL MEDIUM-TERM NOTES, SERIES F
Senior Fixed Rate Notes

Pricing Sheet – December 21, 2006

Bear Market PLUS due January 20, 2008
Mandatorily Exchangeable for an Amount Payable in U.S. Dollars
Based Inversely on the Value of the NASDAQ-100 Index®

Original Issue Price	:	$10 per Bear Market PLUS

Stated Principal Amount	:	$10 per Bear Market PLUS

Leverage Factor	:	400%

Maximum Payment at Maturity	:	$14.80 per Bear Market PLUS

Minimum Payment at Maturity	:	$5.00 per Bear Market PLUS

Aggregate Principal Amount	:	$6,750,000

Initial Index Value	:	1,766.28

Pricing Date	:	December 21, 2006

Original Issue Date (Settlement Date)	:	December 29, 2006

Index Valuation Date	:	January 17, 2008

Listing	:	None

CUSIP	:	61748A163

Agent	:	Morgan Stanley & Co. Incorporated

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

The “Nasdaq®”, “NASDAQ-100®” and “NASDAQ-100 Index®” are trade or service marks of The Nasdaq Stock Market, Inc., which with its affiliates we refer to as Nasdaq, and have been licensed for use by Morgan Stanley. “Performance Leveraged Upside Securities” and “PLUS” are our service marks. The Bear Market PLUS based on the NASDAQ-100 Index are not sponsored, endorsed, sold or promoted by Nasdaq and Nasdaq makes no representation regarding the advisability of investing in the Bear Market PLUS.

Preliminary Terms No. 146 dated November 22, 2006
Amendment No. 1 to Prospectus Supplement for PLUS dated December 21, 2006
Prospectus dated January 25, 2006